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                                                                  EXHIBIT 3.8(i)

                          CERTIFICATE OF INCORPORATION

                                       OF

                       SIGNET TESTING LABORATORIES, INC.


     1. The name of the corporation is:

                       Signet Testing Laboratories, Inc.

     2. The address of its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock, and the par value of each share shall be one cent ($.01).

     5. The name and mailing address of the incorporator is:

              Victoria C. Phelps
              Latham & Watkins
              633 West Fifth Street
              Suite 4000
              Los Angeles, California 90071



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     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

     7. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     8. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions net in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of February, 1998.



                                                        /s/ Victoria C. Phelps
                                                        -----------------------
                                                            Victoria C. Phelps,
                                                            Incorporator